Exhibit 10.1

Investment Agreement

dated as of ______________, 2009, between

RIVER VALLEY BANCORP

and

________________________________

TABLE OF CONTENTS

Page

Article I PURCHASE; CLOSING		1
1.1	Purchase.	1
1.2	Series A Closing.	1

Article II REPRESENTATIONS AND WARRANTIES		3
2.1	Disclosure.	3
2.2	Representations and Warranties of the Company.	4
2.3	Representations and Warranties of Purchaser.	7

Article III COVENANTS		10
3.1	Filings; Other Actions.	10
3.2	Confidentiality.	10
3.3	Conduct of the Business.	10

Article IV ADDITIONAL AGREEMENTS		11
4.1	Legend.	11
4.2	Reservation for Issuance.	11
4.3	Certain Transactions.	11
4.4	Certificate of Designations.	11

Article V TERMINATION		11
5.1	Termination.	11
5.2	Effects of Termination.	12

Article VI MISCELLANEOUS		12
6.1	Expenses.	12
6.2	Amendment; Waiver.	12
6.3	Counterparts and Facsimile.	12
6.4	Governing Law.	12
6.5	WAIVER OF JURY TRIAL.	12
6.6	Notices.	13
6.7	Entire Agreement; Assignment.	13
6.8	Interpretation; Other Definitions.	13
6.9	Captions.	14
6.10	Severability.	14
6.11	No Third Party Beneficiaries.	14
6.12	Time of Essence.	14
6.13	Public Announcements.	14
6.14	Specific Performance.	15

i

LIST OF EXHIBITS

Exhibit A:     Certificate of Designations for Series A Preferred Stock

Exhibit B:     Form of Escrow Agreement

ii

Investment Agreement

This Investment Agreement, dated as of _____________ ___, 2009 (this “Agreement”), between River Valley Bancorp, an Indiana corporation (the “Company”), and ______________________ (“Purchaser”).

RECITALS:

A.           The Investment. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale of up to 8,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value, liquidation value $1,000 per share, of the Company, having the terms set forth in Exhibit A (the “Series A Preferred Stock”).

B.           The Shares. The term “Shares” refers to the shares of Series A Preferred Stock which are to be purchased or issued and acquired under this Agreement. When purchased, the Series A Preferred Stock will be evidenced by share certificates consistent with the terms set forth in the Certificate of Designations creating the Series A Preferred Stock. The Certificate of Designations creating the Series A Preferred Stock (the “Certificate of Designations”) shall be made a part of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) by the filing of the Certificate of Designations with the Secretary of State of Indiana (the “Indiana Secretary”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
PURCHASE; CLOSING

1.1           Purchase.  On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will issue and sell to Purchaser, the number of Shares at the purchase price shown below:

Series A Preferred Stock	Number of Shares to be Purchased	Price Per Share (In Dollars)	Aggregate Purchase Price (In Dollars)

	__________	$1,000.00	$__________

1.2           Series A Closing.

(a)           Time and Date of Series A Closing.  Subject to the satisfaction or waiver of the conditions set forth in this Section 1.2, the closing of the purchase and issuance of the Series A Preferred Stock (the “Series A Closing”) shall occur no later than five days following the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in this Section 1.2 (other than those conditions that by their nature are to be satisfied at the Series A Closing, but subject to fulfillment or waiver of those conditions), at the offices of Barnes & Thornburg LLP located at 11 South Meridian

Street, Indianapolis, Indiana 46204, or such other date and/or location as agreed by the parties. The date of the Series A Closing is referred to as the “Series A Closing Date.”

(b)           Escrow Agreement.   As of the date of this Agreement, the Purchaser shall deposit the Aggregate Purchase Price for the Series A Preferred Stock listed in Section 1.1 (the “Escrow Funds”) with River Valley Financial Bank, a federal savings association and a wholly owned subsidiary of the Company (the “Bank”), to be held in escrow pending the satisfaction or waiver of the conditions and obligations set forth in this Section 1.2, in accordance with the terms of an Escrow Agreement, by and among the Company and the Bank, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

(c)           Series A Closing Conditions.

(1)           The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Series A Closing is subject to the fulfillment or written waiver by Purchaser and the Company prior to the Series A Closing of the following conditions:

(A)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Series A Closing or shall prohibit or restrict the Purchaser from owning any Shares in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), and no written notice shall have been issued and not withdrawn by any Governmental Entity of competent jurisdiction, seeking to effect any of the foregoing; and

(B)           the Company shall have entered into Investment Agreements with the Purchaser and other purchasers with respect to the acquisition of at least 5,000 shares of Series A Preferred Stock, and the Bank shall have received in escrow a minimum of $5,000,000 in proceeds of the sale of such minimum number of shares of Series A Preferred Stock.

(2)           The obligation of Purchaser to effect the Series A Closing is also subject to the fulfillment or written waiver by Purchaser prior to the Series A Closing of each of the following additional conditions:

(A)           the Company shall have performed in all material respects all other obligations required to be performed by it at or prior to the Series A Closing pursuant to this Agreement; and

(B)           Purchaser shall have received a certificate signed on behalf of the Company by an executive officer certifying to the effect that the condition set forth in Section 1.2(c)(2)(A) has been satisfied.

(3)           The obligation of the Company to effect the Series A Closing is also subject to the fulfillment or written waiver by the Company prior to the Series A Closing of each of the following additional conditions:

(A)           Purchaser has performed in all material respects all obligations required to be performed by it at or prior to the Series A Closing, as the case may be, under this Agreement.

(B)           The Company shall have received an aggregate purchase price of $_____ for _____ shares of Series A Preferred Stock which shall be held by the Bank pursuant to the terms of the Escrow Agreement.

(d)           Delivery. Subject to the satisfaction or waiver on the Series A Closing Date of the applicable conditions to the Series A Closing in Section 1.2(c), on the Series A Closing Date:

(1)           the Company will deliver to Purchaser a preferred stock certificate or certificates representing the number of shares of Series A Preferred Stock listed in Section 1.1; and

(2)           the Purchaser will authorize the release of the Escrow Funds to the Company and will deliver all documentation and perform all actions required by the Escrow Agreement to release such Escrow Funds.

For the avoidance of doubt, following the occurrence of the Series A Closing, the obligations of the Company to deliver the Series A Preferred Stock on the Series A Closing Date and Purchaser to pay for the Series A Preferred Stock on the Series A Closing Date shall become irrevocable and unconditional save for the condition that the other party shall have made the required delivery of the Series A Preferred Stock or payment, as applicable, as stated in Sections 1.2(d)(1) and (2).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1           Disclosure.

(a)           As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries (as hereinafter defined) taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Series A Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes in the market price or trading volumes of the Common Stock (as hereinafter defined) (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2008 (but not the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism and (H) the public disclosure of this Agreement or the transactions contemplated hereby.

(b)           “Previously Disclosed” with regard to the Company, means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed by it with the Securities and Exchange Commission (“SEC”) on March 18, 2009, (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on March 18, 2009, (C) its Quarterly Reports on Form 10-Q, as filed by it with the SEC on May 15, 2009 and August 13, 2009, (D) and any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2009 and publicly available prior to the date of this Agreement, or (E) its Offering Document Booklet provided to the Purchaser.

2.2           Representations and Warranties of the Company.    Except as Previously Disclosed, the Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Series A Closing Date, that:

(a)           Organization and Authority.

(1)           The Company is a corporation duly organized and validly existing under the laws of the State of Indiana, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a savings and loan holding company under the Home Owner’s Loan Act of 1933, as amended (“HOLA”).

(2)           Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. The Bank is duly organized and validly existing under federal law and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company, including the Bank.

(b)           Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, without par value (“Common Stock”), and 2,000,000 shares of preferred stock, without par value, of the Company (the “Company Preferred Stock”). As of July 31, 2009, there were 1,504,472 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding.

(c)           Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenant, title defect, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or redemption or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary.

(d)           Authorization.

(1)           The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2)           Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its Articles of Incorporation or by-laws (or similar governing documents) or the articles of organization, charter, by-laws or other governing instrument of any Company Subsidiary, or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except, in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)           Governmental Consents. Other than compliance with exemptions under the Securities Act of 1933, as amended (the “Securities Act”) and the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f)           Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any report, registration, document filing, statement and submission required to be filed with the SEC after December 31, 2008, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments.

(g)           Absence of Certain Changes. Since June 30, 2009, until the date hereof, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) the Company has not made or declared any distribution in cash or in kind to its shareholders, other than ordinary course cash dividends to its shareholders, or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)           Status of Shares. The shares of Series A Preferred Stock (upon filing of the Certificate of Designations with the Indiana Secretary) have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Series A Preferred Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

2.3           Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to the Company, as of the date of this Agreement and as of the Series A Closing Date that:

(a)           Organization and Authority. If Purchaser is a partnership, corporation, limited liability company or other entity, then such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization.

(1)           If Purchaser is a partnership, corporation, limited liability company or other entity, then (i) such Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder; and (ii) the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)           Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its articles of incorporation, articles of organization, bylaws, operating agreement, partnership agreement or similar governing documents, if applicable or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets, except, in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)           Governmental Consents. Other than compliance with exemptions under the Securities Act and the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

(d)           Purchase for Investment/Knowledge and Experience. Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. Purchaser is acquiring the Shares for investment only and for the Purchaser’s own account and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling any of the Shares.  The Purchaser is acquiring the Shares pursuant to an exemption from registration under the Securities Act and (1) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, and (2) either (A) alone or with a purchaser representative has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, and/or (B) is an “accredited investor” (as that term is defined in Rule 501 of the Securities Act).

(e)           Financial Capability. The Purchaser has the available funds necessary to consummate the Series A Closing on the terms and conditions contemplated by this Agreement.  The Purchaser is capable of bearing the economic risks of the investment including the possible loss of the entire investment.

(f)           Disclosure of Information. The Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased under this Agreement. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which Purchaser had access. The Purchaser understands and acknowledges that any information issued by the Company, (i) was intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements, provided that the Company believes such statements were reasonable when made and made such statements in good faith.

(g)           Restricted Shares. The Purchaser understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares. Purchaser also understands that there is no assurance that any exemption from registration under Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose. In this connection, Purchaser represents that Purchaser is aware of the provisions of Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h)           Brokers and Finders. Neither Purchaser nor its Affiliates, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.

(i)           Reliance on Representations and Warranties. The Purchaser understands that the Company will be relying on Purchaser’s representations made herein in determining whether the offering of the Series A Preferred Stock is exempt from registration under the Securities Act and under applicable state securities laws.

(j)           Tax and Legal Matters.  The Purchaser has relied on his, her or its own tax and legal advisor and/or investment counselor with respect to the income tax and investment considerations relevant to the purchase of the Shares.

(k)           No General Solicitation.  The Purchaser did not learn of the offering of the Series A Preferred Stock through any general solicitation or general advertisement.

(l)           No Public Market for Shares.  The Purchaser understands that there is no public market for the Shares and that such a public market is not likely to develop in the future.

(m)           No Registration Obligation.  The Purchaser acknowledges and understands that the Company has no obligation to register the Shares under federal or state securities laws at any time, and there is no obligation on the part of the Company or any holder of Shares or any other person to repurchase or purchase the Shares from such Purchaser or its Affiliates.

ARTICLE III
COVENANTS

3.1           Filings; Other Actions.    Purchaser and the Company will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Series A Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, Purchaser will use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser promptly obtain or submit, as the case may be, as promptly as practicable, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from Governmental Entities for the transactions contemplated by this Agreement.

3.2           Confidentiality.   Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

3.3           Conduct of the Business.    Prior to the earlier of the Series A Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, however, that nothing in this sentence shall limit or require any actions that the Board of Directors of the Company may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1           Legend.

(a)           Purchaser agrees that all certificates or other instruments representing the Shares subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)           Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any certificate for any Shares to be transferred in accordance with the terms of this Agreement. Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.2           Reservation for Issuance.    The Company has reserved that number of shares of Series A Preferred Stock sufficient for issuance of the Shares to the Purchaser.

4.3           Certain Transactions.    The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.4           Certificate of Designations.    In connection with the Series A Closing, the Company shall file the Certificate of Designations in the State of Indiana, and the Certificate of Designations shall continue to be in full force and effect as of the Series A Closing Date.

ARTICLE V
TERMINATION

5.1           Termination.   This Agreement may be terminated prior to the Series A Closing:

(a)           by mutual written agreement of the Company and Purchaser;

(b)           by the Company or Purchaser, upon written notice to the other party, in the event that the Series A Closing does not occur on or before December 31, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section

5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Series A Closing to occur on or prior to such date; or

(c)           by the Company or Purchaser, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

5.2           Effects of Termination.    In the event of any termination of this Agreement as provided in Section 5.1, no party will have any further rights or obligations under this Agreement (other than Article VI, which shall remain in full force and effect) provided that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1           Expenses.    Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

6.2           Amendment; Waiver.    No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Series A Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3           Counterparts and Facsimile.    For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.4           Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Indiana for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.5           WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6           Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)	If to Purchaser, to the address set forth on the signature page hereto.

(ii)	If to the Company:

River Valley Bancorp
Attention: Matthew P. Forrester
430 Clifty Drive
Madison, Indiana 47250
Telephone: (812) 273-4949

with a copy to (which copy alone shall not constitute notice):

Barnes & Thornburg LLP
Attention: Claudia V. Swhier, Esq.
11 South Meridian Street
Indianapolis, Indiana 46204
Telephone: (317) 231-7231

6.7           Entire Agreement; Assignment.    (a) This Agreement (including the Exhibits hereto) and any other agreements executed on the date hereof by the parties hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof other than the terms of any confidentiality agreement entered into between the parties; and (b) neither party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other party hereto, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

6.8           Interpretation; Other Definitions.    Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)           the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control”(including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b)           the word “or” is not exclusive;

(c)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e)           “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Indiana generally are authorized or required by law or other governmental action to close; and

(f)           “person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

6.9           Captions.    The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.10           Severability.    If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.11           No Third Party Beneficiaries.    Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedy.

6.12           Time of Essence.    Time is of the essence in the performance of each and every term of this Agreement.

6.13           Public Announcements.    Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement.

6.14           Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or duly authorized officers of the parties hereto as of the date first herein above written.

“COMPANY”
River Valley Bancorp

By:
Name:
Title:

“PURCHASER”

Signature:
Print Name:
Address:

(Individual)

“PURCHASER”

Signature:
Print Name:
Address:

(Individual)

“PURCHASER”

Name of Entity:
By:
Print Name:
Title:

Address:

(Entity)

“PURCHASER”

Name of IRA:
By:
Print Name:
Address:

(IRA)

Exhibit A to Investment Agreement

Certificate of Designations
of
Fixed Rate Cumulative Perpetual Preferred Stock, Series A
of
River Valley Bancorp

River Valley Bancorp, a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), in accordance with the provisions of Section 23-1-25-2 of the Indiana Business Corporation Law, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Articles of Incorporation and Code of By-laws of the Corporation and applicable law, adopted the following resolution on August 18, 2009, creating a series of 8,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation and Code of By-laws of the Corporation and applicable law, a series of Preferred Stock, without par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 8,000.

Section 2. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 3. Definitions. As used herein with respect to Designated Preferred Stock:

(a)           “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 7.25% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)           “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s shareholders.

(c)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Indiana generally are authorized or required by law or other governmental actions to close.

(d)           “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(e)           “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, as it may be amended from time to time.

(f)           “Charter” means the Corporation’s articles of incorporation or similar organizational document.

(g)           “Common Stock” means the common stock, without par value, of the Corporation.

(h)           “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.

(i)           “Dividend Period” has the meaning set forth in Section 4(a).

(j)           “Dividend Record Date” has the meaning set forth in Section 4(a).

(k)           “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(l)           “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(m)           “Liquidation Preference” has the meaning set forth in Section 5(a).

(n)           “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(o)           “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(p)           “Preferred Director” has the meaning set forth in Section 8(b).

(q)           “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(r)           “Share Dilution Amount” has the meaning set forth in Section 4(b).

(s)           “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 8(a) and 8(b), any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a)           Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on

(i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 4 (subject to the other provisions of the Certificate of Designations).

(b)           Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior

Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Original Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 4(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a)           Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the fifth anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the fifth anniversary of the Original Issue Date, the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b)           No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)           Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the City of Indianapolis, Indiana, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)           Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 7. Conversion.    Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 8. Voting Rights.

(a)           General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. To the extent the Designated Preferred Stock has voting rights as provided in this Section 8, holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

(b)           Preferred Stock Directors.  Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of six quarters’ duration of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)           Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 8(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 8(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Original Issue Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)           Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 8(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above.

(e)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 9. Record Holders.    To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices.    All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 11. No Preemptive Rights.    No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. Replacement Certificates.    The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 13. Other Rights.    The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

IN WITNESS WHEREOF, River Valley Bancorp has caused this Certificate of Designations to be signed by Matthew P. Forrester, its President and Chief Executive Officer, this ____ day of ______________, 2009.

River Valley Bancorp

By:

Name: Matthew P. Forrester

Title: President and Chief Executive Officer

Exhibit B to Investment Agreement

Escrow Agreement

Agreement made this _____ day of __________, 2009, by and between River Valley Bancorp, an Indiana corporation (the “Issuer”), and River Valley Financial Bank, a federal savings association based in Madison, Indiana, as escrow agent (the “Escrow Agent”), whose addresses appear on the Information Sheet (Appendix A) attached to this Agreement.

WHEREAS, the Issuer proposes to offer the Securities as defined in the Information Sheet (Appendix A) for sale to investors on the terms as set forth on the Information Sheet; and

WHEREAS, the Issuer desires to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the Issuer in connection with such offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Information Sheet.  Each capitalized term not otherwise defined in this agreement shall have the meaning set forth for such term on the information sheet which is attached to this agreement and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2.           Establishment of the Escrow Account.

2.1           The Issuer has established an interest bearing trust account (the “Escrow Account”) with the Escrow Agent, account number __________.  The purpose of the Escrow Account is for the deposit of all subscription monies (checks or wire transfers) which are received by the Issuer from the prospective purchasers of the Securities and are delivered by the Issuer to the Escrow Agent, for the holding of amounts of subscription monies which are collected through the banking system, and the distribution of collected funds and interest accrued thereon, all as described herein.

2.2           The Offering Period, which shall be deemed to commence on August ___, 2009, shall consist of the number of days set forth on the Information Sheet.  The last day of the Offering Period is referred to herein as the “Termination Date.”

2.3           This Agreement shall terminate upon the sooner to occur of the date on which (i) the Escrow Agent disburses the full balance, including principal and interest, credited to the Escrow Account to the Issuer pursuant to Section 4.2 hereof (the “Closing Date”), (ii) the Escrow Agent disburses the funds in the Escrow Account pursuant to Section 3.5 hereof, or (iii) the Escrow Agent returns to each subscriber following the Termination Date all amounts payable by the Escrow Agent under Section 4.3 hereof. Upon the termination of this Agreement, the Issuer shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

3.           Deposits to the Escrow Account.

3.1           The Issuer shall promptly deliver to the Escrow Agent all monies which it receives from prospective purchasers of the Securities, which monies shall be in the form of checks or wire transfers.  Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account.  All checks delivered to the Escrow Agent shall be payable to “River Valley Financial Bank, as Escrow Agent for River Valley Bancorp.”  Any check payable other than as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Issuer by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

3.2           Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Escrow Account.  Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts.”  The Escrow Agent shall process all Escrow Amounts for collection.  Simultaneously with each deposit to the Escrow Account, the Issuer shall inform the Escrow Agent in writing of the name and address of the prospective purchaser and the aggregate dollar amount of the Securities subscribed for by such purchaser (collectively, the “Subscription Information”) and shall deposit a copy of the purchaser’s Investment Agreement with the Escrow Agent.

3.3           The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.4           Only those Escrow Amounts, which have been deposited in the Escrow Account and which have been cleared and have been collected by the Escrow Agent, are herein referred to as the “Fund.”  The Escrow Agent bears no responsibility for checks returned for insufficient funds and is not to expend its own money to make the Fund whole.

3.5           If the proposed offering is terminated before the Termination Date and before a Closing Date has occurred, the Escrow Agent shall disburse the Fund and interest accrued thereon upon instructions in writing signed by the Issuer.

4.           Disbursement from the Escrow Account.

4.1           Promptly upon deposit of Escrow Amounts into the Escrow Account, the Escrow Agent shall notify the Issuer of such deposit activity in writing, by email or facsimile transmission.  The Escrow Agent shall invest and hold the proceeds as provided in this Agreement until it receives written notification from the Issuer that the offering for the Securities has closed.  The offering shall close no later than the Termination Date.

4.2           In the event that purchasers subscribe to a minimum of 5,000 Securities and the Minimum Amount is deposited with the Escrow Agent, the Issuer shall notify the Escrow Agent of the Closing Date, and on such date, upon the written authorization of the Issuer, the Escrow Agent shall promptly pay to the Issuer the full balance, including principal and interest, credited to the Escrow Account as of such date.

4.3           In the event that subscriptions are not accepted for a minimum of 5,000 Securities or the Minimum Amount is not on deposit with the Escrow Agent by the Termination Date, the offering will be terminated.  The Issuer shall immediately notify the Escrow Agent in writing of such termination and the Escrow Agent shall promptly thereafter return to each subscriber, as a complete distribution, such subscriber’s subscription amount, together with his pro-rata share of all interest earned on the Fund.  Such subscriber’s pro-rata share of interest earned on the Fund shall be calculated from the date of receipt of cleared funds to the Termination Date or such earlier date of closing as the case may be (based upon an average daily rate of return computed from all interest earned on all proceeds held in escrow for the entire period).

4.4           In the event that a subscriber’s subscription is not accepted, or if after a subscription is accepted, it is later determined that it must be returned, the Issuer shall immediately notify the Escrow Agent of this fact and the Escrow Agent shall promptly thereafter return to the subscriber, as a complete distribution, his subscription amount plus his pro-rata share of all interest earned on such amount.

4.5           In no event shall the Escrow Agent be required to take any action under this paragraph until it shall have received proper written notification from the Issuer.

5.           Rights, Duties and Responsibilities of Escrow Agent.  It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature and that:

5.1           The Escrow Agent shall notify the Issuer of the Escrow Amounts which have been deposited in the Escrow Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2           The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any agreement entered into between the Issuer and any other party in connection with the offering of Securities.

5.3           The Escrow Agent shall not be required to accept from the Issuer any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3.1; however, the Escrow Agent shall notify the Issuer within a reasonable time of any discrepancy between the amount set forth in any Subscription Information or Investment Agreement and the amount delivered to the Escrow Agent therewith.  Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4           The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.  The Escrow Agent, within a reasonable time, shall return to the Issuer any check received which is dishonored, together with the Subscription Information, and the Investment Agreement if any, which accompanied such check.

5.5           The Escrow Agent shall be entitled to rely upon the accuracy, shall be protected in acting in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof.  The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any such person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

5.6           If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Account, the Escrow Agent or the Fund, which in its sole determination, are in conflict either with other instructions received by it or with any provisions of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund or a portion thereof, in the Escrow Account pending the resolution of such  uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined.  By holding the Escrow Amounts, the Fund or any portion thereof, the Escrow Agent shall not become liable to the undersigned or to any other person, due to its failure to comply with any adverse claim, demand or instruction.  Upon the deposit by the Escrow Agent of the Fund and Interest earned thereon with the Clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

The Escrow Agent’s duties and responsibilities shall be determined solely by the express provisions of this Agreement.  In no event shall the Escrow Agent be required to notify or obtain the consent, approval, authorization or order of any court or governmental body pursuant to the transactions contemplated by the provisions of this Agreement.

In no event will the Escrow Agent be required to release any funds which constitute the proceeds of a check deposited in escrow until at least five business days have elapsed from the date of the deposit.

None of the provisions contained in this Agreement shall require the Escrow Agent to use or advance its own funds in the performance of any of its duties or the exercise of any of its rights or powers hereunder.

In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Escrow Agent may execute any of its trusts or powers and perform any of its duties under this Agreement by or through attorneys, agents or employees.

The Escrow Agent may at any time resign and be discharged from its duties and obligations hereunder by giving notice to the Issuer of such resignation specifying when such resignation shall take effect.  The Issuer shall promptly appoint a successor Escrow Agent by the resignation date.  If the Issuer does not appoint a successor by the resignation date, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, which court may thereupon, appoint a successor Escrow Agent.  The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

Any corporation, association or other entity into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its corporate trust assets and business or any corporation, association or other entity resulting from any such conversion, sale, merger, consolidation or other transfer to which it is a party, ipso facto, shall be and become successor Escrow Agent hereunder, vested with all other matters as was its predecessor, without the execution or filing of any instrument or any further act on the part of the parties hereto, notwithstanding anything herein to the contrary.

5.7           The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee or agent appointed by it, except in the case of willful misconduct or gross negligence.  The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

6.           Amendment.  This Agreement may be altered or amended only with the written consent of the Issuer and the Escrow Agent.

7.           Representations and Warranties.  The Issuer hereby represents and warrants to the Escrow Agent that:

7.1           No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2           The Questionnaire and Investment Agreement submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities subscribed for.

7.3           All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.4           It has solicited, and continues to solicit the advice of its counsel regarding compliance with all applicable state and federal securities laws in connection with the offer and the sale of the Securities and that they will act in accordance with such advice.  The Escrow Agent shall have no responsibility to ensure compliance with securities laws and such responsibility rests solely with the Issuer.  The Escrow Agent makes no representations and has no responsibilities as to the validity, value or genuineness of the offering or the Securities.

8.           Fees and Expenses.  The Escrow Agent shall be entitled to fees as set forth on Appendix B.  In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.  Upon receipt of the Minimum Amount, the Escrow Agent shall have a lien upon the Fund to the extent of its fees and expenses for services as Escrow Agent.

9.           Indemnification and Contribution.

9.1           The Issuer agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage, penalty, fine and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.  In addition to and not in limitation of the immediately preceding sentence, the Issuer also agrees to indemnify and hold Indemnitees harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement.

9.2           If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Issuer shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages, penalties, fines and expenses, including counsel fees, amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Issuer.

9.3           The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund or otherwise.

10.           Governing Law and Assignment.  This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana and shall be binding upon the parties hereto and their respective successors and assignments; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have the consented writing to such assignment or transfer.

11.           Notices.  All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office or overnight courier and addressed at their respective addresses set forth on the Information Sheet; provided, however, that all information required to disburse funds may be delivered by email or facsimile transmission, followed up with hard copy original.  Faxed or pdf copies of signatures will be considered as valid originals.

12.           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remainder hereof and the application of said provision to any other circumstances or situation shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13.           Execution in Several Counterparts.  This Agreement may be executed in several counterparts or by separate instruments, and all such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

(Signatures on following page)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

River Valley Bancorp

By:
Matthew P. Forrester, President and CEO
River Valley Financial Bank, by its signature hereon, accepts the escrow agency created by this Agreement, and will carry out its duties as Escrow Agent pursuant to the terms and conditions contained in this Agreement.

River Valley Financial Bank, as Escrow Agent

By:

APPENDIX A
ESCROW AGREEMENT INFORMATION SHEET

1.	The Issuer

	Name:	River Valley Bancorp
430 Clifty Drive
Madison, IN 47250
Attention: Matthew P. Forrester
Fax: (812) 273-4944

2.	The Escrow Agent

	Name:	River Valley Financial Bank
	Address:	430 Clifty Drive
Madison, IN 47250
Attention: Matthew P. Forrester
Fax: (812) 273-4944

3.           The Securities

The Securities: Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value and with a liquidation preference of $1,000 per share.

4.           Terms

$5,000,000 (the “Minimum Amount”) required for disbursement of the Escrow Account.

Maximum Amount of Offering:  $8,000,000.

6.           Plan of Distribution of the Securities

Offering Period:
From the Effective Date until the earlier of the date subscriptions for 8,000 Securities are received or September 30, 2009, unless extended by the Issuer, following written notice to the Escrow Agent, to a date no later than December 31, 2009.

APPENDIX B

SCHEDULE OF FEES FOR SERVICES AS ESCROW AGENT
FOR RIVER VALLEY BANCORP PREFERRED STOCK OFFERING

Escrow Agent Administrative Fee

Flat fee of $_____, plus $___ per Investment Agreement processed by Escrow Agent